UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13D


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                           Republic Industries, Inc.
                          -------------------------
                               (Name of Issuer)


                    Common Stock, par value $.01 per share
                   --------------------------------------
                        (Title of Class of Securities)


                                   760516104
                                  ---------
                                (CUSIP Number)

             Kathryn L. Taylor                      Paul Daugerdas
              Crowe & Dunlevy                      Altheimer & Gray
     321 South Boston Avenue-Suite 500           10 South Wacker Drive
                 Tulsa, OK                         Chicago, IL 60606
              (918) 592-9800                        (312) 715-4000
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                                 June 30, 1997
                                -------------
            (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /_/.


Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 760516104                  13D                      Page 3


1      NAME OF REPORTING PERSON
       Santa Anna Holdings, Inc.


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                    (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Oklahoma


 NUMBER OF SHARES  5      SOLE VOTING POWER
   BENEFICIALLY           0
  OWNED BY EACH
 REPORTING PERSON  6      SHARED VOTING POWER
       WITH               0

                   7      SOLE DISPOSITIVE POWER
                          0

                   8      SHARED DISPOSITIVE POWER
                          0

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      /_/


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0%

12    TYPE OF REPORTING PERSON*
      CO

                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                      Page 4



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       William E. Lobeck, Jr.


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /_/
                                                                    (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES  5      SOLE VOTING POWER
   BENEFICIALLY           3,297,937
  OWNED BY EACH
 REPORTING PERSON  6      SHARED VOTING POWER
       WITH               69,869
                   7      SOLE DISPOSITIVE POWER
                          2,973,244

                   8      SHARED DISPOSITIVE POWER
                          69,869

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,367,806

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      /x/


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.0%

12    TYPE OF REPORTING PERSON*
      IN

                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                      Page 5



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Alvin E. Swanner


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES  5      SOLE VOTING POWER
   BENEFICIALLY           6,491,943
  OWNED BY EACH
 REPORTING PERSON  6      SHARED VOTING POWER
       WITH               69,869

                   7      SOLE DISPOSITIVE POWER
                          5,842,749

                   8      SHARED DISPOSITIVE POWER
                          69,869

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       6,561,812

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.9%

12     TYPE OF REPORTING PERSON*
       IN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                      Page 6



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Kathryn L. Taylor


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES  5      SOLE VOTING POWER
   BENEFICIALLY           3,195,921
  OWNED BY EACH
 REPORTING PERSON  6      SHARED VOTING POWER
       WITH               0

                   7      SOLE DISPOSITIVE POWER
                          2,871,227

                   8      SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,195,921

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.0%

12     TYPE OF REPORTING PERSON*
       IN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                      Page 7



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Charles Schwab & Co., Inc. FBO: William E. Lobeck, Jr. Keogh Plan, UTA Charles Schwab & Co., Inc.


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           479,292
  OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          430,598

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       479,292

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.1%

12     TYPE OF REPORTING PERSON*
       IN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                      Page 8



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       William E. Lobeck, Jr. IRA Contributory


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           479,292
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          430,598

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       479,292

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.1%

12     TYPE OF REPORTING PERSON*
       00


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                      Page 9



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Elizabeth Peake Graham Trust


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Oklahoma


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           479,292
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          430,598

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       479,292

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.1%

12     TYPE OF REPORTING PERSON*
       00


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 10



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Margaret Nicholson Lobeck Trust


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Oklahoma


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           479,292
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          430,598

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       479,292

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.1%

12     TYPE OF REPORTING PERSON*
       00


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 11



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Elizabeth Catherine Frame Trust


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Oklahoma


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           84,355
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          75,785

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       84,355

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       00


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 12



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Sleepy Lagoon Ltd.


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Texas


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           6,389,926
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          5,740,732

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       6,389,926

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.8%

12     TYPE OF REPORTING PERSON*
       PN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 13



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Brion Properties


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/
3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Louisiana


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           4,792,923
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          4,305,979

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,792,923

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.4%

12     TYPE OF REPORTING PERSON*
       00

                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 14



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Swanner 1995 Trust


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/
3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Louisiana


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           4,792,923
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
      WITH                0

                    7     SOLE DISPOSITIVE POWER
                          4,305,979

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,792,923

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.4%

12     TYPE OF REPORTING PERSON*
       00

                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 15



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Archer McWhorter


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           6,491,943
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               69,869

                    7     SOLE DISPOSITIVE POWER
                          5,842,749

                    8     SHARED DISPOSITIVE POWER
                          69,869

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       6,561,812

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.9%

12     TYPE OF REPORTING PERSON*
       IN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 16



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       7700 Properties, L.L.C.


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Oklahoma


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           69,869
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          69,869

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       69,869

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       00

                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 17



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Emerald Investors, L.L.C.


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           0
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          0

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       00

                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 18



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Rodney G. Smith


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           958,692
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          862,823

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       958,692

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.3%

12     TYPE OF REPORTING PERSON*
       IN

CUSIP No. 760516104                  13D                     Page 19



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       James Gustman


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           0
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          0

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       IN

CUSIP No. 760516104                  13D                     Page 20



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Charles Aton


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           0
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          0

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /x/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       IN

CUSIP No. 760516104                  13D                     Page 21



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       National Car Rental, Inc.


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Arizona


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           634,454
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          571,009

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       634,454

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       / /


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.2%

12     TYPE OF REPORTING PERSON*
       CO


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 22



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       National Car Rental of Oklahoma City, Inc.


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Oklahoma


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           70,543
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          63,489

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       70,543

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /_/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       CO


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 23



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Dale E. Ritter


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           35,271
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          31,744

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       35,271

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /_/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       IN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 24



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Larry E. Ritter


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           0
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               35,271

                    7     SOLE DISPOSITIVE POWER
                          0

                    8     SHARED DISPOSITIVE POWER
                          31,744

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       35,271

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /_/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       IN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 25



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Mary Jane Ritter


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           0
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               35,271

                    7     SOLE DISPOSITIVE POWER
                          0

                    8     SHARED DISPOSITIVE POWER
                          31,744

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       35,271

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /_/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       IN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 26



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Cline Tucker


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           0
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               70,543

                    7     SOLE DISPOSITIVE POWER
                          0

                    8     SHARED DISPOSITIVE POWER
                          63,489

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       70,543

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /_/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       IN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 27



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Patricia Mack-Tucker


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           0
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               70,543

                    7     SOLE DISPOSITIVE POWER
                          0

                    8     SHARED DISPOSITIVE POWER
                          63,489

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       70,543

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /_/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       IN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 28



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Joseph Lunkess


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           6,921
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          6,229

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       6,921

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /_/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       IN


                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 760516104                  13D                     Page 29



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Midwest Car Corporation


2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /_/
                                                                   (b) /x/

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Wisconsin


 NUMBER OF SHARES   5     SOLE VOTING POWER
   BENEFICIALLY           352,499
   OWNED BY EACH
 REPORTING PERSON   6     SHARED VOTING POWER
       WITH               0

                    7     SOLE DISPOSITIVE POWER
                          317,249

                    8     SHARED DISPOSITIVE POWER
                          0

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       352,499

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       /_/


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

12     TYPE OF REPORTING PERSON*
       CO


                     * SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D


          Items 2, 5, 6 and 7 of the schedule on Form 13D filed pursuant to Rule 13d-1 under Section 13(d) of the Securities Exchange Act on March 6, 1997 (the "Initial Schedule") are amended by adding to such items the information set forth below.

Item 2.   Identity and Background.
          -----------------------

          National Car Rental, Inc., National Car Rental of Oklahoma City, Inc., Dale E. Ritter, Larry A. Ritter, Mary Jane Ritter, Cline Tucker, Patricia Mack-Tucker, Midwest Car Corporation and Joseph Lunkess are added to the list of Reporting Persons.

          National Car Rental, Inc. is an Arizona corporation, its principal place of business and principal office are located at 1402 South 22nd Street, Phoenix, Arizona 84034, and it is principally engaged in leasing automobiles.

          National Car Rental of Oklahoma City, Inc. is an Oklahoma corporation, its principal place of business and principal office are located at 7100 Terminal Drive, Box 962, Oklahoma City, Oklahoma 73159, and it is principally engaged in leasing automobiles.

          Dale E. Ritter's business address is 1501 Sumner Avenue, Allentown, Pennsylvania 18102 and his principal occupation is President of Ruhe Motor Corporation.

          Larry A. Ritter's business address is 1501 Tilghman Street, Allentown, Pennsylvania 18102 and his principal occupation is Sales Manager of Ruhe Motor Corporation.

          Mary Jane Ritter's principal occupation is homemaker and her home address is 3232 Oxford Circle South, Allentown, PA 18104.

          Cline Tucker's business address is 22946 U.S. 20 West, South Bend, Indiana 46628 and his principal occupation is President of T&M Auto Leasing d/b/a National Car Rental.

          Patricia Mack-Tucker's business address is 22946 U.S. 20 West, South Bend, Indiana 46628 and her principal occupation is Secretary/Treasurer of T&M Auto Leasing d/b/a National Car Rental.

          Midwest Car Corporation is a Wisconsin corporation, its principal place of business is and principal office are located at 222 Lawe Street, P.O. Box 560, Kaukauna, Wisconsin 54130-0560, and it is principally engaged in leasing automobiles.

          Joseph Lunkess's business address is Lunkess & Associates, 811 Park Avenue, Wilmette, Illinois 60091 and his principal occupation is investment banker.

          Custodianship of William E. Lobeck, Jr. IRA Contributory (formerly Charles Schwab & Co., Inc. FBO: William E. Lobeck, Jr. IRA Contributory, UTA

Charles Schwab & Co., Inc.) (the "Lobeck IRA") has been transferred from Charles Schwab & Co., Inc. to Goldman, Sachs & Co.

          All of the natural persons named above are United States citizens. During the last five years, none of the Reporting Persons named above (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

          Through June 30, 1997 Emerald Investors, L.L.C. ("Emerald"), distributed an aggregate of 2,164,194 shares of Common Stock to its members (the "Emerald Members") in accordance with the following schedule:

Member                                                                Shares
------                                                                -------
National Car Rental, Inc. . . . . . . . . . . . . . . . . . . . .     634,454
National Car Rental of
     Oklahoma City, Inc . . . . . . . . . . . . . . . . . . . . .      70,543
Dale E. Ritter  . . . . . . . . . . . . . . . . . . . . . . . . .      35,271
Larry A. Ritter and
     Mary Jane Ritter . . . . . . . . . . . . . . . . . . . . . .      35,271
Cline Tucker and
     Patricia Mack-Tucker.  . . . . . . . . . . . . . . . . . . .      70,543
Joseph Lunkess  . . . . . . . . . . . . . . . . . . . . . . . . .       6,921
Rodney G. Smith . . . . . . . . . . . . . . . . . . . . . . . . .     958,692
Midwest Car Corporation . . . . . . . . . . . . . . . . . . . . .     352,499

          Of the 2,164,194 distributed shares, 384,235 shares are subject to the transaction discussed in Item 6.

          National Car Rental, Inc. beneficially owns 571,009 shares of Common Stock over which it holds sole voting and sole disposition power, and an additional 63,446 shares of Common Stock placed in escrow pursuant to the Share Exchange Agreement over which it holds sole voting power.

          National Car Rental of Oklahoma City, Inc. beneficially owns 63,489 shares of Common Stock over which it holds sole voting and sole disposition power, and an additional 7,054 shares of Common Stock placed in escrow pursuant to the Share Exchange Agreement over which it holds sole voting power.

          Dale E. Ritter beneficially owns 31,744 shares of Common Stock over which he holds sole voting and sole disposition power, and an additional 3,527 shares of Common Stock placed in escrow pursuant to the Share Exchange Agreement over which he holds sole voting power.

          Each of Larry A. Ritter and Mary Jane Ritter beneficially own, as joint tenants with right of survivorship, the same 31,744 shares of Common Stock over which each holds shared voting and disposition power, and an additional 3,527 shares of Common Stock placed in escrow pursuant to the Share Exchange Agreement over which each holds shared voting power.

          Each of Cline Tucker and Patricia Mack-Tucker beneficially own, as joint tenants with right of survivorship, the same 63,489 shares of Common Stock over which each holds shared voting and disposition power, and an additional 7,054 shares of Common Stock placed in escrow pursuant to the Share Exchange Agreement over which each holds shared voting power.

          Joseph Lunkess beneficially owns 6,229 shares of Common Stock over which he holds sole voting and disposition power, and an additional 692 shares of Common Stock placed in escrow pursuant to the Share Exchange Agreement over which he holds sole voting power.

          Midwest Car Corporation beneficially owns 317,249 shares of Common Stock over which it holds sole voting and disposition power, and an additional 35,250 shares of Common Stock placed in escrow pursuant to the Share Exchange Agreement over which it holds sole voting power.

          Rodney G. Smith beneficially owns 862,863 shares of Common Stock over which he holds sole voting and disposition power, and an additional 95,869 shares of Common Stock placed in escrow pursuant to the Share Exchange Agreement over which he holds sole voting power.

          As a result of the distribution discussed above, Emerald beneficially owns no shares of Common Stock.

          The Reporting Persons hold a total of 21,711,807 shares of Common Stock, constituting 6.2% of the total number of outstanding shares of Common Stock (based on information provided in the Issuer's March 20, 1997 Prospectus). For the specific percentages of the total number of shares of Common Stock constituted by the amounts reported as beneficially owned by the Reporting Persons, see Item 11 on each cover page.

          By virtue of their various other inter-relationships and other factors, some of the Reporting Persons may be deemed to be beneficial owners of shares beneficially owned by some of the other Reporting Persons. Except as expressly set forth above and in the Initial Schedule, the Reporting Persons hereby disclaim any such beneficial ownership.

          By virtue of their having acted together in negotiating and executing the terms of the Transaction some of the Reporting Persons may be deemed to be members of a group for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended. In addition, certain of the Reporting Persons may from time to time cooperate in arranging hedging and/or sale transactions with third parties. The Reporting Persons hereby disclaim that any such group exists.

          To the best knowledge of each of the Reporting Persons, except as disclosed in this amendment and the Initial Schedule, none of the Reporting Persons and no other person named in Item 2 has beneficial ownership of, or has engaged in any transaction during the past 60 days in, any shares of the Common Stock.

Item 6.  Contracts, Arrangements, Understandings or Relationships With
         -------------------------------------------------------------
         Respect to Securities of the Issuer.
         -----------------------------------

          Certain shares of Common Stock (the "Subject Shares") held by certain Reporting Persons listed below (the "Subject Stockholders") are subject to forward purchase contracts, each dated May 29, 1997 (the "Purchase Agreements"), between each Subject Stockholder and Automatic Common Exchange Security
Trust II (the "Trust"), pursuant to which holders (the "Holders") of $1.55
Trust Automatic Common Exchange Securities (the "Trust Securities"), which were registered in a public offering pursuant to the Securities Act of 1933, as amended, will be required to exchange each Trust Security for between 0.8333 and one Subject Share (subject to certain adjustments, as applicable) on May 15, 2000 (or upon earlier settlement in connection with an acceleration event) (the "Exchange Date") or cash or certain other collateral in lieu thereof in certain circumstances. In connection with the Purchase Agreements, the Subject Shares have been pledged to a collateral agent for the benefit of the Holders pursuant to collateral agreements, each dated May 29, 1997 (the "Collateral Agreements"), among each Subject Stockholder, The Bank of New York, as Collateral Agent, and the Trust.

          Pursuant to the Purchase Agreements and the Collateral Agreements, until the Exchange Date, each Subject Stockholder retains full voting and disposition power with respect to its Subject Shares.

          Each Subject Stockholder and its number of Subject Shares are set forth in the schedule below.

Subject Stockholder                                         Subject Shares
-------------------                                         --------------
Brion Properties  . . . . . . . . . . . . . . . . . . .      2,351,688
Elizabeth Catherine Frame Trust . . . . . . . . . . . .         61,000
Elizabeth Peake Graham Trust  . . . . . . . . . . . . .        280,250
Margaret Nicholson Lobeck Trust . . . . . . . . . . . .        280,250
William E. Lobeck, Jr.  . . . . . . . . . . . . . . . .        663,292
William E. Lobeck, Jr.
    IRA Contributing(1) . . . . . . . . . . . . . . . .        280,250
National Car Rental, Inc. . . . . . . . . . . . . . . .        317,227
National Car Rental of Oklahoma City, Inc.  . . . . . .         35,273
Dale E. Ritter  . . . . . . . . . . . . . . . . . . . .          8,813
Larry A. Ritter and Mary Jane Ritter  . . . . . . . . .          8,813
Sleepy Lagoon, Ltd. . . . . . . . . . . . . . . . . . .      3,183,333
Alvin E. Swanner  . . . . . . . . . . . . . . . . . . .        831,645
Kathryn L. Taylor . . . . . . . . . . . . . . . . . . .      1,618,292
Cline Tucker and Patricia Mack-Tucker . . . . . . . . .         14,109

--------------------

(1) Goldman, Sachs & Co. as custodian. Shares transferred from Charles Schwab & Co., Inc. FBO: William E. Lobeck, Jr. IRA Contributory.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

                 1. Joint Filing Agreement and Power of Attorney, dated March 6, 1997, among the Reporting Persons (excluding all Emerald Investors except Rodney G. Smith) (incorporated by reference from the Schedule 13D filed by the Reporting Persons with the Securities and Exchange Commission on March 6,
                          1997).

                 2. Joint Filing Agreements and Powers of Attorney, dated variously, by the Emerald Investors (except Rodney G. Smith).

                 3. Purchase Agreements between each Subject Stockholder and the Trust, each dated May 29, 1997 (incorporated by reference from the Registration Statement on Form N-2 (Securities Act File No. 333-22289; Investment Company Act File No. 811-0869) filed by the Issuer and declared effective by the Securities and Exchange Commission on May 29, 1997) (the "Trust Registration Statement").

                 4. Collateral Agreements among each Subject Stockholder, the Trust, and the Bank of New York, as Collateral Agent, each dated May 29, 1997 (incorporated by reference from the Trust Registration Statement).

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 19, 1997


                                  SANTA ANNA HOLDINGS, INC.

                                  By:   /s/ William E. Lobeck, Jr.*
                                  ------------------------------------------
                                        William E. Lobeck, Jr.


                                  WILLIAM E. LOBECK, JR.

                                   /s/ William E. Lobeck, Jr.*
                                  ------------------------------------------


                                  ALVIN E. SWANNER

                                   /s/ Alvin E. Swanner*
                                  ------------------------------------------


                                  KATHRYN L. TAYLOR

                                   /s/ Kathryn L. Taylor
                                  ------------------------------------------


                                  CHARLES SCHWAB & CO., INC. FBO:
                                  WILLIAM E. LOBECK, JR., KEOGH PLAN UTA
                                  CHARLES SCHWAB & CO., INC.

                                  By:   /s/ William E. Lobeck, Jr.*
                                  ------------------------------------------
                                       William E. Lobeck, Jr.


                                  WILLIAM E. LOBECK, JR. IRA CONTRIBUTORY

                                  By:   /s/ William E. Lobeck, Jr.*
                                  ------------------------------------------
                                       William E. Lobeck, Jr.


                                  ELIZABETH PEAKE GRAHAM TRUST

                                  By:   /s/ William E. Lobeck, Jr.*
                                  ------------------------------------------
                                       William E. Lobeck, Jr., as Trustee

                                  MARGARET NICHOLSON LOBECK TRUST

                                  By:   /s/ William E. Lobeck, Jr.*
                                  ------------------------------------------
                                       William E. Lobeck, Jr., as Trustee


                                  ELIZABETH CATHERINE FRAME TRUST

                                  By:   /s/ Kathryn L. Taylor
                                  ------------------------------------------
                                       Kathryn L. Taylor, as Trustee


                                  SLEEPY LAGOON LTD.

                                  By:   /s/ Archer McWhorter*
                                  ------------------------------------------
                                       Archer McWhorter, as General Partner


                                  BRION PROPERTIES

                                  By:  Swanner 1995 Trust, as General Partner

                                  By:   /s/ Alvin E. Swanner*
                                  ------------------------------------------
                                       Alvin E. Swanner, as Trustee


                                  ALVIN E. SWANNER

                                   /s/ Alvin E. Swanner*
                                  ------------------------------------------


                                  ARCHER McWHORTER

                                   /s/ Archer McWhorter*
                                  ------------------------------------------


                                  7700 PROPERTIES, L.L.C

                                  By:  /s/ William E. Lobeck, Jr.*
                                  ------------------------------------------

                                  EMERALD INVESTORS, L.L.C.

                                  By:   /s/ Rodney G. Smith*
                                  ------------------------------------------
                                       Rodney G. Smith, as Administrative
                                        Officer

                                  RODNEY G. SMITH

                                   /s/ Rodney G. Smith*
                                  ------------------------------------------

                                  CHARLES ATON

                                   /s/ Charles Aton*
                                  ------------------------------------------

                                  JAMES GUSTMAN

                                   /s/ James Gustman*
                                  ------------------------------------------


                                  SWANNER 1995 TRUST

                                        /s/ Alvin Swanner*
                                  ------------------------------------------
                                  By:  Alvin Swanner, as Trustee


                                  * /s/ Kathryn L. Taylor
                                  ------------------------------------------
                                  Kathryn L. Taylor, as agent
                                  and attorney-in-fact


                                  NATIONAL CAR RENTAL, INC.

                                  By:   /s/ Charles J. Aton**
                                       -------------------------------------
                                       President


                                  NATIONAL CAR RENTAL OF OKLAHOMA
                                    CITY, INC.

                                  By:    /s/ Jerry Bugg**
                                       -------------------------------------
                                       President


                                  DALE E. RITTER

                                   /s/ Dale E. Ritter**
                                  ------------------------------------------


                                  LARRY A. RITTER

                                   /s/ Larry A. Ritter**
                                  ------------------------------------------

                                  MARY JANE RITTER

                                   /s/ Mary Jane Ritter**
                                  ------------------------------------------


                                  CLINE TUCKER

                                   /s/ Cline Tucker**
                                  ------------------------------------------


                                  PATRICIA MACK-TUCKER

                                   /s/ Patricia Mack-Tucker**
                                  ------------------------------------------


                                  JOSEPH LUNKESS

                                   /s/ Joseph Lunkes**
                                  ------------------------------------------


                                  MIDWEST CAR CORPORATION

                                  By:   /s/ James A. Gustman**
                                  ------------------------------------------
                                       President


                                  ** /s/ Paul M. Daugerdas
                                  ------------------------------------------
                                  Paul M. Daugerdas, as agent and
                                  attorney-in-fact